Exhibit 4.1

T-MOBILE USA, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

4.000% SENIOR NOTES DUE 2022

TWENTY-THIRD SUPPLEMENTAL INDENTURE

Dated as of March 16, 2017

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

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TABLE OF CONTENTS

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ARTICLE VII. [RESERVED]	19

ARTICLE VIII. [RESERVED]	19

ARTICLE IX. [RESERVED]	19

ARTICLE X. [RESERVED]	19

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EXHIBITS

Exhibit A	Form of Initial Note

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TWENTY-THIRD SUPPLEMENTAL INDENTURE (this “Twenty-Third Supplemental Indenture”), dated as of March 16, 2017 (the “Series Issue Date”), among T-Mobile USA, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee.

WHEREAS, the Company has heretofore executed and delivered an Indenture, dated as of April 28, 2013 (the “Base Indenture”), among the Company, the Guarantors party thereto and the Trustee, providing for the issuance from time to time of one or more Series of the Company’s Notes;

WHEREAS, Section 2.02 of the Base Indenture permits the forms and terms of the Notes of any Series as permitted in Sections 2.01 and 2.02 of the Base Indenture to be established in a supplemental indenture to the Base Indenture;

WHEREAS, the Company has requested the Trustee to join with it and the Guarantors in the execution of this Twenty-Third Supplemental Indenture in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of a Series of Notes to be known as the Company’s 4.000% Senior Notes due 2022 and adding certain provisions thereto for the benefit of the Holders of the Notes of such Series;

WHEREAS, the Company has furnished the Trustee with a duly authorized and executed Company Order dated March 16, 2017 authorizing the execution of this Twenty-Third Supplemental Indenture and the issuance of the Notes established hereby; and

WHEREAS, all things necessary to make this Twenty-Third Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Guarantors and the Trustee and a valid supplement to the Base Indenture have been done;

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes established hereby:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

The Base Indenture, as supplemented by the Eleventh Supplemental Indenture, dated as of May 1, 2013, by and among the Company, the guarantors party thereto and the Trustee, the Sixteenth Supplemental Indenture, dated as of August 11, 2014, by and among the Company, the guarantors party thereto and the Trustee, the Nineteenth Supplemental Indenture, dated as of September 28, 2015, by and among the Company, the guarantors party thereto and the Trustee, and the Twenty-Second Supplemental Indenture, dated as of August 30, 2016, by and among the Company, the guarantors party thereto and the Trustee, and as amended and supplemented in respect of the Notes by this Twenty-Third Supplemental Indenture is collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined both in the Base Indenture and this Twenty-Third Supplemental Indenture, the definition in this Twenty-Third Supplemental Indenture shall apply to the Notes established hereby (and any Note Guarantee in respect thereof).

“2025 Notes” means the $500,000,000 in principal amount of the Company’s 5.125% Senior Notes due 2025 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Fourth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“2027 Notes” means the $500,000,000 in principal amount of the Company’s 5.375% Senior Notes due 2027 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Fifth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“$3.5B Notes” means the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.250% Senior Notes due 2021 and $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% Senior Notes due 2023, each issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc., MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable, as amended by the Third Supplemental Indenture dated April 29, 2013, as further supplemented by the Fourth Supplemental Indenture dated May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Fifth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Sixth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, and as further supplemented by the Seventh Supplemental Indenture, dated as of September 28, 2015, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (as so supplemented and amended, the “$3.5B Notes Indenture”), (ii) any additional 6.250% Senior Notes due 2021 and 6.625% Senior Notes due 2023 issued under the $3.5B Notes Indenture as part of the same series, and (iii) any “Exchange Notes” (as defined in the $3.5B Notes Indenture) relating thereto.

“Change of Control” means the occurrence of any of the following:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2)    the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)    the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(4)    the Company ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent;

provided that the Transactions and other transactions pursuant to the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Closing Date” means the date on which the Merger was consummated, or May 1, 2013.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)    the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3)    depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4)    any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Notes of this Series, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the

Transactions and the offering, issuance and sale (in each case, whether or not successful) of the DT Notes and any “Exchange Notes” (as defined in the Base Indenture) issued in respect thereof and the Permitted MetroPCS Notes and any “Exchange Notes” (as defined in the $3.5B Notes Indenture), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, provided such costs and charges under this clause (e) shall not exceed $300.0 million in any twelve-month period, plus, for the first four years after the Closing Date, up to an additional $300.0 million in any twelve-month period related to the Transactions); plus

(5)    New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(6)    non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Company for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio.”

“Credit Facilities” means, one or more debt facilities (including the Revolving Credit Facilities and any additional notes issued pursuant to a Senior Notes Election thereunder and the Term Loan Credit Agreement), capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“December 2012 Sixth Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, to the September 2010 Senior Notes Indenture.

“DT Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Existing Indebtedness” means (a) Indebtedness of the Company and its Subsidiaries (other than Indebtedness in respect of the DT Notes) in existence on the Closing Date, until such amounts are repaid, (b)(1) the $3.5B Notes in existence on the Closing Date (and any “Exchange Notes” (as defined in the $3.5B Notes Base Indenture) relating thereto), and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $3.5B Notes and notes issued on the date of the Base Indenture, in each case permitted by this clause (b), shall not exceed $20.5 billion).

“Existing Senior Notes” means (i) the $3.5B Notes existing on the Closing Date, (ii) the DT Notes existing on the Closing Date, (iii) the 5 1⁄4% Senior Notes due 2018 issued pursuant to the Base Indenture, as supplemented by that certain Thirteenth Supplemental Indenture, dated as of August 21, 2013, by and among the Company, the guarantors named therein and the Trustee, (iv) the 6.125% Senior Notes due 2022 issued pursuant to the Base Indenture, as supplemented by that certain Fourteenth Supplemental Indenture dated as of November 21, 2013, by and among the Company, the guarantors named therein and the Trustee, (v) the 6.500% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Fifteenth Supplemental Indenture dated as of November 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (vi) the 6.000% Senior Notes due 2023 issued pursuant to the Base Indenture, as supplemented by that certain Seventeenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (vii) the 6.375% Senior Notes due 2025 issued pursuant to the Base Indenture, as supplemented by that certain Eighteenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (viii) the 6.500% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Twentieth Supplemental Indenture dated as of November 5, 2015, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and (ix) the 6.000% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-First Supplemental Indenture dated as of April 1, 2016, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“Incremental Term Loan Facility” means the secured term loan facility entered into by Company pursuant to the Term Loan Credit Agreement, as amended by that certain First Incremental Facility Amendment, dated as of December 29, 2016, by and among Parent, Deutsche Bank AG New York Branch, as administrative agent, the guarantors party thereto and DT, as the initial incremental term loan lender, and that certain Second Incremental Facility Amendment, dated as of January 25, 2017, by and among Parent, Deutsche Bank, AG New York Branch, as administrative agent, the guarantors party thereto and DT.

“Permitted Investments” means:

(1)    any Investment in the Company or in any Restricted Subsidiary of the Company;

(2)    any Investment in Cash Equivalents;

(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)     such Person becomes a Restricted Subsidiary of the Company; or

(b)     such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 of the Base Indenture;

(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Equity Interests of Parent;

(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)    Investments represented by Hedging Obligations;

(8)    loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9)    any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the Notes of this Series, and any Additional Notes of the same Series, (ii) the DT Notes, and any Additional Notes (as defined in the Base Indenture) of the same Series, and any Exchange Notes (as defined in the Base Indenture) relating thereto, (iii) any of the $3.5B Notes or (iv) any other Indebtedness that is pari passu with the Notes of this Series;

(10)    advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Company or any of its Restricted Subsidiaries;

(11)    Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc., the Company and their Subsidiaries immediately prior to the Merger;

(12)    Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13)    Permitted Bond Hedge Transactions which constitute Investments;

(14)    (a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of the Company (excluding any Person that is an Affiliate of the Company solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests or Parent’s control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of the Company’s Total Assets on the date of such Investment;

(15)    Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed $250.0 million;

(16)    guarantees permitted under Section 4.09 hereof; and

(17)    deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(18)    any Investment deemed made from time to time pursuant to Section 4.18 of the Base Indenture in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of the Company and its Subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013);

(19)    any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013; and

(20)    other Investments; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Investment would be equal to or less than 3.50 to 1.00

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted MetroPCS Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Revolving Credit Facilities” means the revolving credit facilities entered into by the Company pursuant to the Unsecured Revolving Credit Agreement, dated as of December 29, 2016, by and among the Company, Parent, and DT, as administrative agent and lender, and the Senior Secured Revolving Credit Agreement, dated as of December 29, 2016, by and among the Company, Parent and DT, as administrative agent, collateral agent and lender.

“Secured Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date that is secured by a Lien to (b) the Consolidated Cash Flow, less cash and Cash Equivalents, of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above, the Secured Debt to Cash Flow Ratio shall be calculated on a pro forma basis in the manner described in the second paragraph of the definition of “Debt to Cash Flow Ratio.”

“Senior Notes Election” shall have the meaning assigned to such term in the Unsecured Revolving Credit Agreement, dated as of December 29, 2016, by and among the Company, Parent, and DT, as administrative agent and lender, and the Senior Secured Revolving Credit Agreement, dated as of December 29, 2016, by and among the Company, Parent and DT, as administrative agent, collateral agent and lender.

“September 2010 Senior Notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the December 2012 Senior Notes Sixth Supplemental Indenture, as further supplemented by the Seventh Supplemental Indenture, dated as of May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the Eighth Supplemental Indenture, dated as of July 15, 2013, among T Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, and as further supplemented by that certain Ninth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee.

“Series Issue Date Existing Indebtedness” means the Notes of any Series (other than the Notes of this Series) issued under the Base Indenture and in existence on or being issued on the Series Issue Date (including the DT Notes) (and any “Exchange Notes” (as defined in the Base Indenture) relating thereto) and, in each case, the related Note Guarantees (other than the Notes issued on the Series Issue Date).

“Term Loan Credit Agreement” means that certain credit agreement dated November 9, 2015 by and among the Company, the several lenders party thereto and Deutsche Bank AG New York Branch as administrative agent and collateral agent, as amended by that certain First Incremental Facility Amendment, dated as of December 29, 2016, by and among Parent, Deutsche Bank AG New York Branch, as administrative agent, the guarantors party thereto and DT, as the initial incremental term loan lender, and that certain Second Incremental Facility Amendment, dated as of January 25, 2017, by and among Parent, Deutsche Bank, AG New York Branch, as administrative agent, the guarantors party thereto and DT, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Transactions” means (i) the Merger, (ii) the offering of the Permitted MetroPCS Notes and the DT Notes and the incurrence of the TMUS Working Capital Facility, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) the “Cash Payment” and the “MetroPCS Reverse Stock Split”, each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.

“TMUS Working Capital Facility” shall have the meaning assigned to such term in the Business Combination Agreement.

Section 1.02    Other Definitions.

Additional Notes	2.03
Base Indenture	Recitals
Twenty-Third Supplemental Indenture	Preamble
Series Issue Date	Preamble

Section 1.03    Rules of Construction.

Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    words in the singular include the plural, and in the plural include the singular;

(5)    “will” shall be interpreted to express a command;

(6)    provisions apply to successive events and transactions;

(7)    “including” means “including, without limitation”; and

(8)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II.

THE NOTES

Section 2.01    Creation of the Notes; Designations.

In accordance with Section 2.01 of the Base Indenture, the Company hereby creates a Series of Notes issued pursuant to the Indenture. The Notes of this Series shall be known and designated as the “4.000% Senior Notes due 2022” of the Company. The Notes of this Series shall be entitled to the benefits of the Note Guarantee of each Guarantor signatory hereto, or that may hereafter execute a supplemental indenture in accordance with Section 4.17 of the Base Indenture, each such Note Guarantee to be governed by Article X of the Base Indenture (including without limitation the provisions for release of such Note Guarantee in respect of the Notes of this Series pursuant to Section 10.04 of the Base Indenture).

Section 2.02    Forms Generally.

(a)    General. The Notes of this Series and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes of this Series may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note of this Series will be dated the date of its authentication. The Notes of this Series shall be in minimum denominations of $2,000 and integral multiples of $1,000.

The terms and provisions contained in the Notes of this Series will constitute, and are hereby expressly made, a part of this Twenty-Third Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Twenty-Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any such Note conflicts with the express provisions of this Twenty-Third Supplemental Indenture, the provisions of this Twenty-Third Supplemental Indenture shall govern and be controlling.

(b)    Global Notes. Notes of this Series issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes of this Series issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes of this Series as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes of this Series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of this Series represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of this Series represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof.

Section 2.03    Title and Terms of Notes.

The aggregate principal amount of Notes of this Series which shall be authenticated and delivered on the Series Issue Date under the Indenture shall be $500,000,000; provided, however, that subject to the Company’s compliance with Section 4.09 of the Base Indenture, the Company from time to time, without giving notice to or seeking the consent of the Holders of Notes of this Series, may issue additional notes (the “Additional Notes”) in any amount having the same terms as the Notes of this Series in all respects, except for the issue date, the issue price, the initial Interest Payment Date and rights under a related registration rights agreement, if any. Any such Additional Notes shall be authenticated by the Trustee upon receipt of a Company Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes of this Series issued under the Indenture) constitute a single Series of Notes under the Indenture; provided that if such Additional Notes are not fungible with the Notes of this Series for U.S. federal income tax purposes, as applicable, as determined by the Company, such Additional Notes may have a separate CUSIP number.

(a)    The Notes of this Series issued on the Series Issue Date will be issued at an issue price of 100% of the principal amount thereof.

(b)    The principal amount of the Notes of this Series is due and payable in full on April 15, 2022 unless earlier redeemed.

(c)    The Notes of this Series shall bear interest (computed on the basis of a 360-day year comprised of twelve 30-day months) at the rate of 4.000% per annum from and including the Series Issue Date until maturity or early redemption; and interest will be payable semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”), commencing October 15, 2017, to the Persons in whose name such Notes of this Series were registered at the close of business on the preceding April 1 or October 1, respectively.

(d)    Principal of and interest on the Notes of this Series shall be payable as set forth in Exhibit A.

(e)    Other than as provided in Article III of this Twenty-Third Supplemental Indenture, the Notes of this Series shall not be redeemable.

(f)    The Notes of this Series shall not be entitled to the benefit of any mandatory redemption or sinking fund.

(g)    The Notes of this Series shall not be convertible into any other securities.

(h)    The Notes of this Series will be unsubordinated debt securities and will be entitled to unsubordinated Note Guarantees of the Guarantors in accordance with the terms of the Indenture.

(i)    The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes of this Series until such time as the Trustee has resigned or a successor has been appointed.

(j)    The Notes of this Series will initially be evidenced by one or more Global Notes issued in the name of Cede & Co., as nominee of The Depository Trust Company.

(k)    The Company shall pay principal of, premium, if any, and interest on the Notes of this Series in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

(l)    The terms and provisions of Appendix A of the Base Indenture shall apply to the Notes of this Series.

Section 2.04    Transfer and Exchange.

The Notes of this Series shall be issued in registered form and shall be transferable only upon the surrender of a Note of this Series for registration of transfer and in compliance with Appendix A of the Base Indenture.

When Notes of this Series are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of this Series of other denominations, the Registrar will register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes of this Series at the Registrar’s request. A Holder of Notes of this Series may transfer or exchange Notes of this Series only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder of Notes of this Series, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Prior to due presentment of any Note of this Series for registration of transfer, the Company, the Trustee, any agent of the Company or the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note of this Series is registered as the absolute owner of such Note for all purposes, including for the purpose of receiving payment of principal of, and any premium and any interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note of this Series shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes of this Series issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as such Notes surrendered upon such transfer or exchange.

ARTICLE III.

REDEMPTION AND PREPAYMENT

Section 3.01    Optional Redemption.

The Notes of this Series may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Section 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made part of this Twenty-Third Supplemental Indenture, together with accrued and unpaid interest to, but not including, the redemption date.

Section 3.02    Redemption Procedures.

The provisions of Article III of the Base Indenture shall apply in the case of a redemption pursuant to this Article III.

ARTICLE IV.

COVENANTS

With respect to this Series of Notes, Article IV of the Base Indenture shall be amended as follows:

Section 4.07    Restricted Payments.

Section 4.07(3) shall be amended by (i) inserting the words “and (16)” after “(15)” and (ii) deleting the word “and” prior to “(15)” and replacing it with “,”.

Section 4.07(3)(G) shall be amended to read as follows:

“(G)    the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the September 2010 Senior Notes Indenture, as in effect immediately prior to the effectiveness of the December 2012 Sixth Supplemental Indenture (provided that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include (x) the Company’s last fiscal quarter ending prior to the Closing Date, and (y) the period from the beginning of the Company’s fiscal quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).”

Section 4.07(b)(15) of the Base Indenture shall be amended to read as follows:

“(15)     other Restricted Payments in an aggregate amount since the Closing Date not to exceed the greater of $375.0 million or (y) 6.0% of the Consolidated Cash Flow of the Company; and”.

A new Section 4.07(b)(16) shall be included and shall read as follows:

“(16)    any Restricted Payment; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Restricted Payment would be equal to or less than 3.00 to 1.00.”.

Section 4.08    Dividend and Other Payment Restrictions Affecting Subsidiaries.

The provisions of Section 4.08(b)(3) of the Base Indenture shall be amended to read as follows:

“(3)    Series Issue Date Existing Indebtedness, the Notes issued on the Series Issue Date, and any Additional Notes of the same Series, the Note Guarantees in respect thereof, and the Base Indenture, as supplemented by the Twenty-Third Supplemental Indenture;”.

Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.

Section 4.09(b)(1) of the Base Indenture shall be amended to read as follows:

“(1)    the incurrence by the Company and any Subsidiary Guarantor of (a) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (b), does not exceed the greater of (x) $9.0 billion and (y) an amount such that, upon the incurrence of Indebtedness under this clause (1), the Secured Debt to Cash Flow Ratio of the Company and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Secured Debt to Cash Flow Ratio,” shall not exceed 2.00:1.00; provided that for purposes of determining the amount of Indebtedness that may be incurred under this clause (a)(y), all Indebtedness incurred under this clause (1) shall be treated as Consolidated Indebtedness that is secured by a Lien and (b) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (a); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;”

Section 4.09(b)(2) of the Base Indenture shall be amended to read as follows:

“(2)    the incurrence by the Company and its Restricted Subsidiaries of any Existing Indebtedness or any Series Issue Date Existing Indebtedness;”.

Section 4.09(b)(3) of the Base Indenture shall be amended to read as follows:

“(3)    the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by (i) the Notes to be issued on the date of the Twenty-Third Supplemental Indenture and the related Note Guarantees, (ii) the 2025 Notes and the related note guarantees and (iii) the 2027 Notes and the related note guarantees;”.

Section 4.09(b)(11) of the Base Indenture shall be amended to read as follows:

“(11)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to the Company or any of its Restricted Subsidiaries, (b) in respect of netting, overdraft protection and other arrangement arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (c) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (11)(b) and (c) shall not, at any time outstanding, exceed the greater of (×) $250.0 million and (y) 5.0% of the Consolidated Cash Flow of the Company as of the time of such incurrence;”

Section 4.09(b)(13) of the Base Indenture shall be amended to read as follows:

“(13)    Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to the Company’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed the greater of (x) $400.0 million and (y) 1.0% of the Company’s Total Assets as of the time of such incurrence;”

Section 4.09(b)(18) of the Base Indenture shall be amended to read as follows:

“(18)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes of this Series;”.

Section 4.09(b)(25) of the Base Indenture shall be amended to read as follows:

“(25)    the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (25), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (25), does not exceed the greater of (x) $250.0 million and (y) 5.0% of the Consolidated Cash Flow of the Company and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available.”

Section 4.11    Transactions with Affiliates.

Section 4.11(b)(8) of the Base Indenture shall be amended to read as follows:

“(8)    transactions with customers, clients, suppliers, purchasers, sellers of goods or services, or licensees of intellectual property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Company or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company;”

Section 4.11(b)(9) of the Base Indenture shall be amended to read as follows:

“(9)    issuances, exchanges, purchases or repurchases of notes or other Indebtedness of the Company or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of notes or such other Indebtedness, if such issuance, exchange, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Company;”

Section 4.11(b) of the Base Indenture shall be amended by (i) inserting the word “and” after the semicolon at the end of clause (11); (ii) deleting “; and” at the end of clause (12) and replacing it with a period and (iii) deleting clause (13).

Section 4.17    Additional Note Guarantees.

Section 4.17 of the Base Indenture shall be amended and restated in its entirety as follows:

“If (a) the Company or any of the Company’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (and such Subsidiary is a Wholly-Owned Subsidiary and is neither a Designated Tower Entity, the Reinsurance Entity nor an Immaterial Subsidiary) after the Series Issue Date or (b) any Restricted Subsidiary of the Company guarantees any Specified Issuer Indebtedness of the Company after the Series Issue Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Equity Interests of the Company, then the Company or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary, Restricted Subsidiary or Subsidiary of Parent to become a Guarantor of the Notes of this Series and execute a supplemental indenture and, if requested by the Trustee, deliver an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.”

Section 4.19    Changes in Covenants When Notes Rated Investment Grade.

The first clause of the first sentence of Section 4.19 shall be amended to replace the words “Closing Date” with the words “Series Issue Date”.

ARTICLE V.

MISCELLANEOUS

Section 5.01    Effect of Twenty-Third Supplemental Indenture.

(a)    This Twenty-Third Supplemental Indenture is a supplemental indenture within the meaning of Section 2.02 of the Base Indenture, and the Base Indenture shall (notwithstanding Section 12.12 thereof or Section 5.04 hereof) be read together with this Twenty-Third Supplemental Indenture and shall have the same effect over the Notes of this Series, in the same manner as if the provisions of the Base Indenture and this Twenty-Third Supplemental Indenture were contained in the same instrument.

(b)    In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Twenty-Third Supplemental Indenture.

Section 5.02    Governing Law.

THE INDENTURE AND THE NOTES OF THIS SERIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5.03    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS TWENTY-THIRD SUPPLEMENTAL INDENTURE.

Section 5.04    No Adverse Interpretation of Other Agreements.

Subject to Section 5.01, this Twenty-Third Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Subject to Section 5.01, any such other indenture, loan or debt agreement may not be used to interpret this Twenty-Third Supplemental Indenture.

Section 5.05    Successors.

All agreements of the Company in this Twenty-Third Supplemental Indenture and the Notes of this Series will bind its successors. All agreements of the Trustee in this Twenty-Third Supplemental Indenture will bind its successors. All agreements of each Guarantor in this Twenty-Third Supplemental Indenture will bind its successors, except as otherwise provided in Section 10.04 of the Base Indenture.

Section 5.06    Severability.

In case any provision in this Twenty-Third Supplemental Indenture or in the Notes of this Series is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 5.07    Counterparts.

This Twenty-Third Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this Twenty-Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Twenty-Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Twenty-Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

Section 5.08    Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Twenty-Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Twenty-Third Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 5.09    Beneficiaries of this Twenty-Third Supplemental Indenture.

Nothing in this Twenty-Third Supplemental Indenture or in the Notes of this Series, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes of this Series, any benefit or any legal or equitable right, remedy or claim under this Twenty-Third Supplemental Indenture.

Section 5.10    No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes of this Series, this Twenty-Third Supplemental Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes of this Series by accepting a Note of this Series waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes of this Series.

Section 5.11    The Trustee.

The Trustee shall not be responsible or liable for the validity or sufficiency of, or the recitals in, this Twenty-Third Supplemental Indenture and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee and the Agents shall be applicable in respect of the Notes of this Series and of this Twenty-Third Supplemental Indenture as fully and with like effect as set forth in full herein.

ARTICLE VI.

DEFAULTS AND REMEDIES

With respect to this Series of Notes, Article VI of the Base Indenture shall be amended as follows:

Section 6.01    Events of Default.

Section 6.01(1) shall be amended to delete the words “(including Additional Interest, if any)”.

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

[RESERVED]

ARTICLE IX.

[RESERVED]

ARTICLE X.

[RESERVED]

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Third Supplemental Indenture to be duly executed, all as of the date first written above.

T-MOBILE USA, INC.

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	Executive Vice President and Chief Financial Officer

[Signature page to Twenty-Third Supplemental Indenture]

GUARANTORS:

IBSV LLC
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS TEXAS, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY, LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LEASING LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE US, INC.
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION
VOICESTREAM PITTSBURGH LLC

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	Executive Vice President and Chief Financial Officer

[Signature page to Twenty-Third Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Randy Kahn
Name:	Randy Kahn
Title:	Vice President

[Signature page to Twenty-Third Supplemental Indenture]

EXHIBIT A

[Form of Face of Initial Note]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TWENTY-THIRD SUPPLEMENTAL INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-1

[CUSIP]

[ISIN]

4.000% Senior Notes due 2022

No.	$

T-MOBILE USA, INC.

promises to pay to                              or registered assigns,

the principal sum of                              DOLLARS on April 15, 2022.

Interest Payment Dates: April 15 and October 15.

Record Dates: April 1 and October 1.

Exhibit A-2

Dated:             , 2017

T-MOBILE USA, INC.

By:
Name:
Title:

Exhibit A-3

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Exhibit A-4

[Form of Reverse Side of Initial Note]

4.000% Senior Notes due 2022 (the “Notes”)

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Interest (computed on the basis of a 360-day year comprised of twelve 30-day months) shall accrue on the principal amount of this Note from and including March 16, 2017 until maturity at a rate per annum equal to 4.000%.

The Company promises to pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2017. If an Interest Payment Date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

(2)    METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the books and records of the Registrar; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such money of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Holder of a Definitive Note is not required to surrender such Definitive Note to the Trustee in order to receive payment of principal at maturity. Such Definitive Note, after payment has been made, shall be cancelled without the requirement of presentation.

(3)    PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4)    INDENTURE. The Company issued the Notes pursuant to an Indenture dated as of April 28, 2013 (the “Base Indenture”) among the Company, the Guarantors and the Trustee, as amended and supplemented with respect to the Notes by the Twenty-Third Supplemental Indenture dated as

Exhibit A-5

of March 16, 2017 (the “Twenty-Third Supplemental Indenture”; the Base Indenture, as supplemented by the Eleventh Supplemental Indenture, dated as of May 1, 2013 by and among the Company, the guarantors party thereto and the Trustee, the Sixteenth Supplemental Indenture, dated as of August 11, 2014 by and among the Company, the guarantors party thereto and the Trustee, the Nineteenth Supplemental Indenture, dated as of September 28, 2015, by and among the Company, the guarantors party thereto and the Trustee, and the Twenty-Second Supplemental Indenture, dated as of August 30, 2016, by and among the Company, the guarantors party thereto and the Trustee, and as amended and supplemented in respect of the Notes by the Twenty-Third Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and, to the extent so included in the Indenture, to the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured, unsubordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)    OPTIONAL REDEMPTION.

On or after March 16, 2022, the Company may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date for periods prior to such redemption date.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to March 16, 2022, the Company may also redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

“Applicable Premium” means, as calculated by the Company and provided to the Trustee, with respect to any Note on any redemption date, the greater of:

(1)    1.0% of the principal amount of the Note; or

(2)    the excess of:

(a)    the present value at such redemption date of (i) the redemption price of the Note at March 16, 2022 (such redemption price being set forth in the table appearing above under Section 5(a) hereof, plus (ii) all required interest payments due on the Note through March 16, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

Exhibit A-6

(b)    the principal amount of the Note, if greater.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 16, 2022; provided, however, that if the period from the redemption date to March 16, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officer’s certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

(6)    MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)    REPURCHASE AT THE OPTION OF HOLDER.

(a)    If there is a Change of Control Triggering Event, the Company will be required to make a Change of Control Offer to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date for periods prior to such repurchase date pursuant to Section 4.15 of the Base Indenture. Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder and the Trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event, offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within twenty days of each date on which the aggregate amount of Excess Proceeds exceeds $100.0 million, the Company shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an Asset Sale Offer pursuant to Section 4.10 of the Base Indenture to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes (including any Additional Notes) and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds thereof

Exhibit A-7

plus accrued and unpaid interest thereon to, but not including, the date of consummation of the purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)    NOTICE OF REDEMPTION. Notice of redemption will be sent at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed, except that redemption notices may be sent or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. In connection with any redemption of Notes, any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed).

(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes (i) for a period beginning at the opening of business 15 days immediately preceding the sending of notice of redemption of Notes selected for redemption and ending at the close of business on the day such notice is sent or (ii) during the period between a record date and the corresponding Interest Payment Date.

(10)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

Exhibit A-8

(11)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend and supplement the Indenture as provided in the Base Indenture.

(12)    DEFAULTS AND REMEDIES. If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Company, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

(13)    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

(14)    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15)    AUTHENTICATION. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an authenticating agent.

(16)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

Exhibit A-9

(18)    GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

Fax: (425) 383-7040

Exhibit A-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                          to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-11

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Base Indenture, check the appropriate box below:

☐ Section 4.10                     ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

            $

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-12

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Notes Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-13